Exhibit 4.f

POLARIS INDUSTRIES INC.

SECOND AMENDMENT
TO MASTER NOTE PURCHASE AGREEMENT,
AS SUPPLEMENTED BY THE FIRST SUPPLEMENT TO
MASTER NOTE PURCHASE AGREEMENT

$25,000,000 3.81% Senior Notes, Series 2011, Tranche A, due May 2, 2018
$75,000,000 4.60% Senior Notes, Series 2011, Tranche B, due May 3, 2021
$100,000,000 3.13% Senior Notes, Series 2013, due December 21, 2020

Dated as of December 28, 2016
To the Holders (as defined below) of
the above-referenced Notes named in
the attached Schedule I
Reference is made to the Master Note Purchase Agreement dated as of December 13, 2010, between Polaris Industries Inc., a Minnesota corporation (the “Company”), and each of the Purchasers named in Schedule A thereto pursuant to which the Company issued and sold $100,000,000 aggregate principal amount of Senior Notes (the “2011 Senior Notes”), as amended by that certain First Amendment to Master Note Purchase Agreement dated as of August 19, 2011, and as supplemented by that certain First Supplement to Master Note Purchase Agreement, dated as of December 19, 2013, between the Company and each of the Purchasers named in Schedule A thereto, pursuant to which the Company issued and sold $100,000,000 aggregate principal amount of Senior Notes (the “2013 Senior Notes” and, together with the 2011 Senior Notes, the “Notes”), as amended by that certain First Amendment to First Supplement to Master Note Purchase Agreement, dated as of February 24, 2014 (collectively, the “Note Agreement”). You are referred to in this Second Amendment to Master Note Purchase Agreement (this “Second Amendment”) individually as a “Holder” and collectively as the “Holders.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement, as amended by this Second Amendment.
The Company has requested the modification of Section 9.7, Section 10.1, Section 10.2, Section 10.4, Section 10.9, and Section 11 of the Note Agreement; the addition of a new Section 1.4 and a new Section 10.10 of the Note Agreement; the modification of the definitions for “Credit Agreement,” “Foreign Borrower,” “Foreign Subsidiary,” “Intercreditor Agreement,” “Pledge Agreement,” “Pledged Subsidiary,” “Pledgor,” “Priority Debt,” and “Subsidiary Guarantor” in Schedule B of the Note Agreement; and the addition of definitions for “Blocked Person,” “Controlled Entity,” “Domestic Subsidiary,” “Financial Covenant,” “Incremental Interest,” “Loan Agreement,” “Most Favored Lender Notice,” “OFAC,” and “U.S. Economic Sanctions Laws” to Schedule B of the Note Agreement. The Holders have agreed to modify the Note Agreement on the terms and conditions set forth herein.
In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holders agree as follows:

1.	AMENDMENT TO NOTE AGREEMENT
a.Addition of new Section 1.4. A new Section 1.4 is added to the Note Agreement read in its entirety as follows:
“1.4 Additional Interest.

If the Leverage Ratio exceeds 3.00 to 1.00 as of the date of any fiscal quarter end pursuant to the terms of Section 10.1, as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the interest rate payable on the Notes shall be increased by 0.25% (the “Incremental Interest”) for a period of time determined as follows: (a) such Incremental Interest shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Officer’s Certificate was delivered, and (b) shall continue to accrue until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the last day of the fiscal quarter in respect of which such Certificate is delivered, the Leverage Ratio is not more than 3.00 to 1.00, and in the event such Officer’s Certificate is delivered, the Incremental Interest shall cease to accrue on the last day of the fiscal quarter in respect of which such Certificate is delivered. For the avoidance of doubt, if the Leverage Ratio exceeds 3.00 to 1.00 as of the last day of a fiscal quarter, Incremental Interest shall accrue as provided in this Section 1.4 regardless of whether an Officer’s Certificate is delivered pursuant to Section 7.2(a).”
b.Amendment of Section 9.7. The first paragraph of Section 9.7(a) of the Note Agreement is amended to read in its entirety as follows:
“(a) Subsidiary Guarantors. The Company will cause any Domestic Subsidiary that, on or after the date of the Closing (whether or not required by the terms of the Credit Agreement), is a guarantor, borrower, or co-obligor in respect of the Credit Agreement, or otherwise becomes obligated in respect of Indebtedness under the Credit Agreement, to enter into the Subsidiary Guaranty concurrently therewith and as part thereof to deliver to each of the holders:”
c.Amendment of Section 10.1. Section 10.1 of the Note Agreement is amended to read in its entirety as follows:
“10.1 Leverage Ratio.
The Company will not permit the Leverage Ratio, as of the last day of each fiscal quarter of the Company, to be more than 3.00 to 1.00; provided that the Leverage Ratio may be greater than 3.00 to 1.00, but in no event greater than 3.50 to 1.00, if the Company pays Incremental Interest to the extent required by Section 1.4.”
d.Amendment of Section 10.2. Section 10.2 of the Note Agreement is amended to read in its entirety as follows:
“10.2 Interest Coverage Ratio.
The Company will not permit the Interest Coverage Ratio, as of the last day of each fiscal quarter of the Company, to be less than 3.00 to 1.00.”
e.Amendment of Section 10.4. Section 10.4 of the Note Agreement is amended as follows:
i.The word “and” is inserted after the “;” in Section 10.4(k).
ii.Section 10.4(l) is amended to read in its entirety as follows:
“(l) Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (k) above, provided that Priority Debt does not at any time exceed 20% of Consolidated Net Worth as of the end of the most recently completed fiscal quarter of the Company.”
iii.Section 10.4(m) is deleted in its entirety.
f.Amendment of Section 10.9. Section 10.9 of the Note Agreement is amended to read in its entirety as follows:
“10.9 Terrorism Sanctions Regulations.
The Company will not, and will note permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing, or transaction involving the proceeds of the Notes) with any Person if such investment, dealing, or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.”

g.Addition of New Section 10.10. A new Section 10.10 is added to the Note Agreement read in its entirety as follows:
“10.10 Most Favored Lender.
(a) If the Company shall at any time amend the Credit Agreement or become a party, as a borrower or guarantor, to any other credit agreement or other agreement, instrument, or document evidencing or issuing Indebtedness (collectively with the Credit Agreement, the “Loan Agreements,”) that, in either case, requires the Company to comply with any financial covenant, undertaking, restriction, or other provision that limits or measures indebtedness, interest expense, shareholders’ equity, investment balances, debt service coverage, fixed charges, net worth, assets, asset sales, sale and leasebacks, liens, subsidiary indebtedness, restricted payments, dividends, or any similar items (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default, as a right to be prepaid or offered to be prepaid or otherwise) (each a “Financial Covenant”) that is not at such time included or is more restrictive than what is included in this Agreement, then the Company shall provide a Most Favored Lender Notice to each holder of the Notes. Unless waived in writing by the Required Holders within 5 Business Days after the date on which such notice is required to be sent, each such Financial Covenant and each event of default, definition, and other provision relating to such Financial Covenant in the Loan Agreement shall be deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full.
(b) The incorporation of any Financial Covenant pursuant to this Section 10.10 shall:
(i) automatically (without any further action being taken by the Company or any holder of a Note) take effect simultaneously with the effectiveness of such Financial Covenant under the applicable Loan Agreement; and
(ii) so long as no Default or Event of Default shall then exist under or in respect of such incorporated Financial Covenant, such financial covenants automatically (without any further action being taken by the Company or any holder of a Note other than as set forth below) shall be deleted or further modified if such Financial Covenant, definition, event of default or other provision relating thereto is deleted or made less restrictive on the Company and its Subsidiaries by way of a permanent written amendment or modification of such Loan Agreement (and not by temporary waiver of rights thereunder); provided that:
(A) if any fee or other consideration is paid or given to any bank or other party to any Loan Agreement in connection with such deletion or modification, each holder of a Note receives equivalent consideration on a pro rata basis, and such deletion or modification shall not be effective until such consideration is received by each such holder; provided, however, that no consideration shall be due any holder if the Financial Covenant shall have been deleted or modified in accordance with the terms of the underlying Loan Agreement as a result of a reduction of the outstanding balance or other previously agreed to provision of such Loan Agreement; and
(B) in no event shall any deletion or relaxation of any such Financial Covenant have the effect of deleting or making less restrictive any covenant or other provision specifically set forth in this Agreement.
(iii) subject to Section 10.10(b)(ii), continue in effect regardless of any subsequent termination of the Credit Agreement.”
h.Amendment of Section 11. Section 11 of the Note Agreement is amended as follows:
i.Section 11(j) of the Note Agreement is amended to read in its entirety as follows:
“(j) the Subsidiary Guaranty ceases to be in full force and effect with respect to any Subsidiary Guarantor (except as provided in Section 9.7(b)) for any reason, including by reason of (A) its being declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or (B) the validity or enforceability thereof being contested by any of the Company, any Subsidiary Guarantor or any of them renouncing any of the same or denying that it has any further liability thereunder.”

ii.The final sentence of Section 11 is amended by deleting “(j)” and inserting “(i)” in its place.
i.Amendments to Schedule B. Schedule B of the Note Agreement is amended as follows:
i.The following new definitions are added to Schedule B in the appropriate alphabetical order:
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country, or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws, or (c) a Person that is an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by, or acting on behalf of, directly or indirectly, any Person, entity, organization, country, or regime described in clause (a) or (b).
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Domestic Subsidiary” means any Subsidiary of the Company incorporated or organized under the laws of the United States of America, any State thereof, or the District of Columbia, and any such Domestic Subsidiary’s respective successors and assigns.
“Financial Covenant” is defined in Section 10.10(a).
“Incremental Interest” is defined in Section 1.4.
“Loan Agreement” is defined in Section 10.10(a).
“Most Favored Lender Notice” means a written notice from the Company to each holder of the Notes delivered promptly, and in any event within 5 Business Days after the inclusion of any Financial Covenant or any event of default, definition or other provision relating to such Financial Covenant in a Loan Agreement (including by way of amendment or other modification of any existing provision thereof), pursuant to Section 10.10, by a Responsible Officer of the Company in reasonable detail, including reference to Section 10.10, a verbatim statement of such Financial Covenant, event of default, definition, or other provision relating to such Financial Covenant and related to explanatory calculations, as applicable.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation, or regulations administered and enforced by the United States pursuant to which economic sanctions have bene imposed on any Person, entity, organization, country, or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act, and any other OFAC Sanctions Program.
ii.The definitions of “Foreign Borrower,” “Foreign Subsidiary,” “Intercreditor Agreement,” “Pledge Agreement,” “Pledged Subsidiary,” and “Pledgor” are deleted in their entirety.
iii.The following definitions in Schedule B are amended and restated in their entirety as follows:
“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of November 9, 2016 among the Company, certain Subsidiaries of the Company, the lenders identified therein, U.S. Bank National Association, as lead arranger, lead book runner, and administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as joint lead arrangement, joint book runners and syndication agents, and Bank of the West, Fifth Third Bank, JPMorgan Chase Bank, N.A., PNC Bank, National Association, and BMO Harris Bank N.A., as documentation agents, as such agreement may be further amended, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facility.

“Priority Debt” means, as of any date, the sum (without duplication) of (a) outstanding unsecured Indebtedness of Subsidiaries that are not Subsidiary Guarantors, and (b) Indebtedness of the Company and its Subsidiaries secured by Liens not otherwise permitted by Sections 10.4(a) through (k).
“Subsidiary Guarantor” means any Domestic Subsidiary of the Company that executes, or becomes a party to, the Subsidiary Guaranty.

2.	CONSENT TO TERMINATION OF PLEDGE AGREEMENTS; RELEASE OF PLEDGED COLLATERAL.
The Holders hereby consent to the release of all Equity Interests pledged pursuant to any Pledge Agreement and the termination of any such Pledge Agreements and the Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of December 19, 2013, by and between U.S. Bank National Association, as Administrative Agent under the Credit Agreement, U.S. Bank National Association as Collateral Agent, and each holder of Notes party thereto (the “Intercreditor Agreement”), subject to the Lenders’ consent to such release of the pledged collateral and termination of the Pledge Agreements and Intercreditor Agreement.

3.	COVENANT TO DELIVER EVIDENCE OF TERMINATION OF PLEDGE AGREEMENT AND INTERCREDITOR AGREEMENT AND RELEASE OF COLLATERAL
No later than five (5) days after the effectiveness of this Second Amendment, the Holders shall have received a copy, certified by the Company as true and complete, of that certain Release and Termination Agreement (the “Release”) signed by U.S. Bank National Association, as Administrative Agent and Collateral Agent, the Company, and each Subsidiary of the Company that pledged Equity Interests of pledged Subsidiaries, which Release shall have (a) released all pledges of Equity Interests of pledged Subsidiaries; (b) terminated the Pledge Agreements pursuant to which such Equity Interests were pledged for the ratable benefit of the Lenders and each holder of notes under the Note Agreement; and (c) terminated the Intercreditor Agreement. A breach of this Section 3 shall constitute an Event of Default under Section 11(c) of the Note Agreement.

4.	REAFFIRMATION; AUTHORIZATION
a.Reaffirmation of Note Agreement. The Company reaffirms its agreement to comply with each of the covenants, agreements, and other provisions of the Note Agreement and the Notes, including the amendments of such provisions effected by this Second Amendment.
b.No Default or Event of Default. There currently exists, and after giving effect to this Second Amendment there will exist, no Default or Event of Default.
c.Authorization. The execution, delivery, and performance by the Company of this Second Amendment have been duly authorized by all necessary corporate action and, except as provided herein, do not require any registration with, consent or approval of, notice to or any action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Note Agreement and this Second Amendment each constitute the legal, valid, and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
d.Section 5 of the Note Agreement. The Company represents and warrants that the representations and warranties contained in Section 5 of the Note Agreement are true and correct as of the date hereof, except (i) to the extent that any of such representations and warranties specifically relate to an earlier date, (ii) for such changes, facts, transactions, and occurrences that have arisen since December 19, 2013 in the ordinary course of business, and (iii) for other changes that could not reasonably be expected to have a Material Adverse Effect.
5.EFFECTIVE DATE
This Second Amendment shall become effective as of the date set forth above upon the satisfaction of the following conditions:
a.Consent of Holders to this Second Amendment. The execution by the Holders of 100% of the aggregate principal amount of the Notes outstanding and receipt by the Holders of a counterpart of this Second Amendment duly executed by the Company.
b.Acknowledgment of Subsidiary Guarantors. Each Subsidiary Guarantor shall have acknowledged this Amendment by executing the signature page hereto.

c.Expenses. The Company shall have paid all fees and expenses of Foley & Lardner LLP, special counsel to the Holders.
6.MISCELLANEOUS
a.Ratification. The Note Agreement, as amended hereby, shall remain in full force and effect and is ratified, approved, and confirmed in all respects.
b.Reference to and Effect on the Note Agreement. Upon the final effectiveness of this Second Amendment, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the “Agreement,” “Note Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.
c.Binding Effect. This Second Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.
d.Governing Law. This Second Amendment shall be governed by and construed in accordance with New York law, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
e.Counterparts. This Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

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IN WITNESS WHEREOF, the Company and the Holders have caused this Second Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.
POLARIS INDUSTRIES INC.

By:
Name:    Michael T. Speetzen

Title:	Executive Vice President-Finance and Chief Financial Officer

HOLDERS:

The foregoing is agreed to
as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE REINSURANCE COMPANY OF VERMONT
By: Metropolitan Life Insurance Company, its Investment Manager

METLIFE INVESTORS USA INSURANCE COMPANY
By: Metropolitan Life Insurance Company, its Investment Manager

MISSOURI REINSURANCE (BARBADOS), INC.
By: Metropolitan Life Insurance Company, its Investment Manager

By:
Name:
Title:

METLIFE ALICO LIFE INSURANCE K.K.
By: MetLife Investment Management, LLC, its Investment Manager

By:
Name:
Title:

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY (f/k/a ING Life Insurance and Annuity Company)
VOYA INSURANCE AND ANNUITY COMPANY (f/k/a ING USA ANNUITY AND LIFE INSURANCE COMPANY)
RELIASTAR LIFE INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SECURITY LIFE OF DENVER INSURANCE COMPANY
By: Voya Investment Management LLC, as Agent

By:
Name:
Title:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title:

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:
Name:
Title:

GIBRALTAR LIFE INSURANCE CO., LTD.
By: Prudential Investment Management (Japan), Inc.,
as Investment Manager

By: Prudential Investment Management, Inc.,
as Sub-Adviser

By:
Name:
Title:

MTL INSURANCE COMPANY
By: Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:
Name:
Title:

BCBSM, INC. DBA BLUE CROSS AND BLUE SHIELD OF MINNESOTA
By: Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:
Name:
Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: Barings LLC, as Investment Adviser

By:
Name:
Title:

THE TRAVELERS INDEMNITY COMPANY

By:
Name:
Title:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

ALLIANZ GLOBAL RISKS US INSURANCE COMPANY

By:
Name:
Title:

FIREMAN’S FUND INSURANCE COMPANY
By: Allianz Investment Management LLC,
as the authorized signatory and investment manager

By:
Name:
Title:

AMERICAN UNITED LIFE INSURANCE COMPANY

By:
Name:
Title:

THE PHOENIX INSURANCE COMPANY

By:
Name:
Title:

Each of the undersigned Subsidiary Guarantors acknowledges the foregoing Second Amendment to Note Agreement.

POLARIS ACCEPTANCE INC.
POLARIS SALES INC.
POLARIS DIRECT INC.
RESILIENT TECHNOLOGIES LLC
POLARIS INDUSTRIES INC. [DE]
INDIAN MOTORCYCLE COMPANY
INDIAN MOTORCYCLE INTERNATIONAL, LLC
INDIAN MOTORCYCLE USA, LLC
TETON OUTFITTERS, LLC
TAP AUTOMOTIVE HOLDINGS, LLC

By:
Michael T. Speetzen,
Vice President-Finance, Chief Financial Officer and Treasurer

POLARIS SALES EUROPE INC.

By:
Michael T. Speetzen,
Vice President and Treasurer

NORTH 54 INSURANCE, INC.

By:
Michael T. Speetzen, President

Schedule I
SCHEDULE I

3.81% Senior Notes, Series 2011, Tranche A, due May 2, 2018:

Holder	Note	Amount
Metropolitan Life Insurance Company	AR-1	$2,000,000
Missouri Reinsurance (Barbados), Inc.	AR-2	$3,000,000
MetLife Reinsurance Company of Vermont	AR-3	$5,000,000
Voya Insurance and Annuity Company (f/k/a ING USA Annuity and Life Insurance Company)	AR-4	$5,100,000
Voya Retirement Insurance and Annuity Company (f/k/a ING Life Insurance and Annuity Company)	AR-5	$2,000,000
Reliastar Life Insurance Company	AR-6	$2,800,000
Reliastar Life Insurance Company of New York	AR-7	$100,000
The Travelers Indemnity Company	AR-8	$5,000,000
Total		$25,000,000

4.60% Senior Notes, Series 2011, Tranche B, due May 3, 2021

Holder	Note	Amount
Metropolitan Life Insurance Company	BR-1	$12,000,000
MetLife Investors USA Insurance Company	BR-2	$4,000,000
Voya Insurance and Annuity Company (f/k/a ING USA Annuity and Life Insurance Company)	BR-3	$8,200,000
Voya Retirement Insurance and Annuity Company (f/k/a ING Life Insurance and Annuity Company)	BR-4	$3,200,000
Reliastar Life Insurance Company	BR-5	$4,500,000
Reliastar Life Insurance Company of New York	BR-6	$100,000
The Prudential Insurance Company of America	BR-7	$2,300,000
Gibraltar Life Insurance Co., Ltd.	BR-8	$11,200,000
Pruco Life Insurance Company of New Jersey	BR-16	$5,000,000
MTL Insurance Company	BR-10	$3,000,000
BCBSM, Inc. dba Blue Cross and Blue Shield of Minnesota	BR-11	$1,500,000
Massachusetts Mutual Life Insurance Company	BR-12	$20,000,000
Total		$75,000,000

3.13% Senior Notes, Series 2013, due December 21, 2020

Holder	Note	Amount
Reliastar Life Insurance Company	AR-1	$4,400,000
Voya Insurance and Annuity Company (f/k/a ING USA Annuity and Life Insurance Company)	AR-2	$5,900,000
Voya Retirement Insurance and Annuity Company (f/k/a ING Life Insurance and Annuity Company)	AR-3	$9,600,000
Security Life of Denver Insurance Company	AR-4	$7,100,000
Voya Insurance and Annuity Company (f/k/a ING USA Annuity and Life Insurance Company)	AR-5	$500,000
Reliastar Life Insurance Company of New York	AR-6	$200,000
Security Life of Denver Insurance Company	AR-7	$200,000
Reliastar Life Insurance Company	AR-8	$100,000
The Northwestern Mutual Life Insurance Company	AR-9	$28,000,000
MetLife Alico Life Insurance K.K.	AR-10	$10,000,000
MetLife Alico Life Insurance K.K.	AR-11	$10,000,000
Allianz Global Risks US Insurance Company	AR-12	$5,000,000
Fireman’s Fund Insurance Company	AR-13	$5,000,000
American United Life Insurance Company	AR-14	$9,000,000
The Phoenix Insurance Company	AR-15	$5,000,000
Total		$100,000,000